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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES






                                                                                        HISTORICAL
                                                      -------------------------------------------------------------------------
                                                                            FISCAL YEAR ENDED                NINE MONTHS ENDED
                                                      ----------------------------------------------------  -------------------
                                                      JULY 29,  JULY 28,   AUGUST 2,  AUGUST 1,  JULY 31,    MAY 1,   APRIL 30,
                                                        1994      1995       1996       1997       1998       1998      1999
                                                      --------  ---------  ---------  ---------  ---------  --------  ---------
EARNINGS AS DEFINED
Income before income taxes and change in accounting     90,568    105,333    102,380    137,457    164,730   108,787     92,191
  principle
Fixed charges, excluding capitalized interest            4,947      4,190      4,668      7,072      8,719     6,368     10,363

Total Earnings as Defined                               95,515    109,523    107,048    144,529    173,449   115,155    102,554

Interest expense (including capitalized interest)        3,670      2,795      2,379      4,182      4,981     3,708      6,546
1/3 of rental expense                                    2,811      3,467      4,299      4,983      5,693     4,209      5,078

Total Fixed Charges as Defined                           6,481      6,262      6,678      9,165     10,674     7,917     11,624

Ratio of Earnings to Fixed Charges                        14.7       17.5       16.0       15.8       16.2      14.6        8.8


                                                        PRO FORMA AS ADJUSTED
                                                      --------------------------
                                                      FISCAL YEAR    NINE MONTHS
                                                         ENDED         ENDED
                                                      -----------    -----------
                                                        JULY 31,      APRIL 30,
                                                          1998          1999
                                                      -----------    -----------
Income before income taxes and change in accounting     159,750        89,600
  principle
Fixed charges, excluding capitalized interest            22,163        17,626

Total Earnings as Defined                               181,913       107,226

Interest expense (including capitalized interest)        18,425        13,749
1/3 of rental expense                                     5,693         5,078

Total Fixed Charges as Defined                           24,118        18,827

Ratio of Earnings to Fixed Charges                          7.5           5.7

Note: Earnings used to complete this ratio are before income taxes and before fixed charges (excluding interest) capitalized during the period). Fixed charges consist of interest, whether or not capitalized, amortization of debt discount and expense, and one-third of all rent expense for operating leases (considered representative of the interest factor).